Exhibit 4.4

CREDIT AGREEMENT

dated as of

June 28, 2016

among

COMMERCE TECHNOLOGIES, INC.

(to be merged into Commerce Technologies, LLC)

Holdings Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,
SUNTRUST BANK
and
KEYBANK NATIONAL ASSOCIATION
as Co-Syndication Agents

JPMORGAN CHASE BANK, N.A.
as Lead Arranger and Lead Bookrunner

WELLS FARGO BANK, NATIONAL ASSOCIATION, SUNTRUST ROBINSON HUMPHREY, INC.
and KEYBANK NATIONAL ASSOCIATION
as Co-Lead Arrangers and Co-Bookrunners

i

Table of Contents
(continued)

ii

Table of Contents
(continued)

SCHEDULES:

Schedule 2.01A – Commitments

Schedule 2.01B – Letter of Credit Commitments

Schedule 3.01 – Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.06 – Existing Transactions with Affiliates

Schedule 6.08 – Existing Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – [Intentionally Omitted]

Exhibit C – [Intentionally Omitted]

Exhibit D – [Intentionally Omitted]

Exhibit E – List of Closing Documents

Exhibit F-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

Exhibit F-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)

Exhibit F-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)

Exhibit F-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

Exhibit G-1 – Form of Borrowing Request

Exhibit G-2 – Form of Interest Election Request

Exhibit H – Form of Note

iii

CREDIT AGREEMENT (this “Agreement”), dated as of June 28, 2016, among COMMERCE TECHNOLOGIES, INC., HOLDINGS from time to time party hereto that joins this Agreement in accordance with Section 4.03, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION, SUNTRUST BANK and KEYBANK NATIONAL ASSOCIATION, as Co-Syndication Agents.

WHEREAS, CommerceHub, Inc., a Delaware corporation (“CH Parent”), and Commerce Technologies, Inc., a New York corporation (“Commerce Tech”), are currently subsidiaries of Liberty Interactive Corporation, a Delaware corporation (“LIC”);

WHEREAS, LIC is expected to consummate the Separation (as defined below) pursuant to which (i)  a New York corporation formed in connection with the Separation and which shall be a wholly-owned subsidiary of CH Parent (“Merger Sub”) will merge with and into Commerce Tech, with Commerce Tech being the surviving entity, (ii) Commerce Tech will merge with and into Commerce Technologies, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CH Parent (“Commerce LLC”), with Commerce LLC being the surviving entity and (iii) following the completion of the mergers described in clauses (i) and (ii) above, CH Parent will become an independent publicly traded company and CH Parent and its subsidiaries will no longer be subsidiaries of LIC;

WHEREAS, Commerce Tech has requested that the Lenders provide a revolving credit facility prior to the Separation, with Commerce Tech as the initial Borrower (as defined below);

WHEREAS, upon giving effect to the Mergers, Commerce LLC will, by operation of law, assume (the “Borrower Assumption”) the rights and obligations of Commerce Tech and become the subsequent Borrower under this Agreement in accordance with the terms hereof; and

WHEREAS, the Lenders have indicated their willingness to lend on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises, provisions, covenants and mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.            Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Holiday” has the meaning assigned to such term in Section 6.11(a).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Persons” mean, with respect to any specified Permitted Holder which is a natural person, (a) such specified person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified person and each of the persons referred to in clause (a), and (c) any company, partnership, trust, foundation or other entity or investment vehicle created for the benefit of, or controlled by, any of the persons referred to in clause (a) or (b) or created by any such person for the benefit of any charitable organization or for a charitable purpose.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Commitment is $125,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pledge Percentage” means 100% but 65% in the case of a pledge by Holdings, the Borrower or any Subsidiary Guarantor of its voting Equity Interests in any CFC or any Domestic DRE.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or any ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Total Leverage Ratio applicable on such date:

	Consolidated Total Leverage Ratio:	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 1.00 to 1.00	1.75%	0.75%	0.25%
Category 2:	> 1.00 to 1.00 but < 2.50 to 1.00	2.00%	1.00%	0.375%
Category 3:	> 2.50 to 1.00	2.25%	1.25%	0.50%

For purposes of the foregoing,

(i)            if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 3 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii)           adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Compliance Certificate (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)          notwithstanding the foregoing, Category 1 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s first full fiscal quarter commencing on or after the Effective Date and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Borrower” means Commerce LLC.

“Attributable Indebtedness” means, on any date, in respect of any capital lease or Sale and Leaseback Transaction of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to Holdings, the Borrower or any Restricted Subsidiary by any Lender or any of its Affiliates:  (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by Holdings, the Borrower or any Restricted Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of Holdings, the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means (a) prior to the consummation of the Borrower Assumption in accordance with the terms and conditions of Section 4.03, Commerce Tech and (b) following the consummation of the Borrower Assumption in accordance with the terms and conditions of Section 4.03, the Assuming Borrower.

“Borrower Assumption” has the meaning assigned to such term in the preliminary statements to this Agreement.

“Borrower Assumption Effective Date” means the date on which the conditions specified in Section 4.03 are satisfied (or waived in accordance with Section 9.02).

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit G-1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Debt” means, with respect to any Person, any Indebtedness or accounts receivable that is owed, or treated as owed for United States federal income tax purposes, by any CFC to such Person.

“Change in Control” means:

(a)           prior to the effective time of the Separation:

(i)            the acquisition of beneficial ownership, directly or indirectly, by any person or group (for all purposes herein, within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) other than a Permitted Holder or any group controlled by a Permitted Holder (such person or group,  the “LIC Transferee”) of more than 35% of the aggregate voting power of all outstanding classes or series of LIC’s voting stock (“LIC Total Voting Power”), unless either (i) the Permitted Holders and all groups controlled by any Permitted Holder collectively own a majority of the LIC Total Voting Power or (ii) if the Permitted Holders and all groups controlled by any Permitted Holder, taken as a whole, beneficially own less than a majority of the LIC Total Voting Power, the LIC Total Voting Power represented by the shares beneficially owned by the Permitted Holders and all groups controlled by any Permitted Holder collectively exceed the LIC Total Voting Power represented by shares beneficially owned by LIC Transferee; or

(ii)           LIC ceases to own and control, directly or indirectly, beneficially and of record, at least 90% of the outstanding shares of voting stock (with equivalent economic interests) of Borrower; and

(b)           on and after the effective time of the Separation:

(i)            the acquisition of beneficial ownership, directly or indirectly, by any person or group (for all purposes herein, within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) other than a Permitted Holder or any group controlled by a Permitted Holder (such person or group, the “Holdco Transferee”) of more than 35% of the aggregate voting power of all outstanding classes or series of Holdings’ voting stock (“Holdco Total Voting Power”), unless either (i) the Permitted Holders and all groups controlled by any Permitted Holder collectively own a majority of the Holdco Total Voting Power or (ii) if the Permitted Holders and all groups controlled by any Permitted Holder, taken as a whole, beneficially own less than a majority of the Holdco Total Voting Power, the Holdco Total Voting Power represented by the shares beneficially owned by the Permitted Holders and all groups controlled by any Permitted Holder collectively exceed the Holdco Total Voting Power represented by shares beneficially owned by Holdco Transferee; or

(ii)           any event or transaction, or series of related events or transactions, as a result of which Holdings, directly or indirectly, is the beneficial owner (for all purposes herein, within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) of less than 100% of the Borrower’s common equity.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Commerce LLC” has the meaning assigned to such term in the preliminary statements to this Agreement.

“CH Parent” has the meaning assigned to such term in the preliminary statements to this Agreement.

“CH Parent Guaranty” means that certain Parent Guaranty, dated as of Borrower Assumption Effective Date (including any and all supplements thereto), and executed by CH Parent, as amended, restated, supplemented or otherwise modified from time to time.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned by a Person with respect to which a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties,

to secure the Secured Obligations, has been granted (or purported to be granted) pursuant to any Collateral Document, other than the Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Borrower or any of its Restricted Subsidiaries or Holdings and delivered to the Administrative Agent.

“CommerceHub Separation Agreements” means the agreements, transactions and arrangements described in the Form S-1 under the section titled “Certain Relationships and Related Party Transactions.”

“Commerce Tech” has the meaning assigned to such term in the preliminary statements to this Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with reference to any period, all calculated for the Holdings (or the Borrower prior to the Mergers, as applicable) and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis, the total of (x) Consolidated Net Income for such period, plus (y) without duplication and to the extent deducted from revenues in determining Consolidated Net Income:

(i) Consolidated Interest Expense;

(ii) expense for income taxes paid or accrued;

(iii) depreciation;

(iv) amortization;

(v) non-cash losses, charges and expenses (including (A) non-cash compensation charges or expenses relating to stock, stock options or other equity based awards (including stock appreciation rights plans) and any pension liabilities or the revaluation of any benefit plan obligation and (B) impairment charges and losses on disposal of tangible and intangible assets);

(vi) extraordinary, unusual or non-recurring losses, charges and expenses;

(vii) cash restructuring charges, business optimization expenses and carve-out related items in an aggregate amount not to exceed $5,000,000 for any Reference Period;

(vii) unrealized losses due to foreign exchange adjustments;

(viii) costs and expenses in connection with the Transactions;

(ix) expenses or charges related to any equity offering, investment, acquisition, disposition, recapitalization or incurrence of indebtedness, in each case which is permitted pursuant to the terms and conditions of this Agreement (whether or not consummated), including non-operating or non-recurring professional fees, costs and expenses related thereto;

(x) earn-out obligations incurred in connection with any permitted acquisition or other investment and paid during the applicable period;

(xi) any costs or expense incurred by Holdings, the Borrower or any of their Restricted Subsidiaries pursuant to any equity or stock plan (including any stock appreciation rights plan) or stock option plan or any management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or the Borrower or net cash proceeds of an issuance of equity interest of Holdings or the Borrower (other than Disqualified Equity Interests);

(xii) expected cost savings, operating expense reductions, and synergies (in each case, net of continuing associated expenses) projected by the Borrower in good faith to be realized as a result of the Transactions within twelve (12) months after the Effective Date, calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies, as applicable, had been realized on the first day of the applicable period and net of the amount of actual benefits received during such applicable period from the Transactions; provided that (A) a duly completed certificate signed by a Financial Officer of the Borrower shall be delivered to the Administrative Agent certifying that such cost savings, operating expense reductions or synergies, as applicable, are reasonably expected and factually supportable in the good faith judgment of the Borrower, together with reasonably detailed evidence in support thereof, (B) no cost savings, operating expense reductions or synergies shall be added to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA (including without limitation, pursuant to clause (xiii) below or clause (vii) above), whether through a pro forma adjustment or otherwise, for the applicable period and (C) the aggregate amount of cost savings, operating expense reductions, and synergies added back pursuant to this clause (xii) and clause (xiii) below during any Reference Period shall not exceed the greater of (I) 5% of Consolidated EBITDA (prior to giving effect to such add-backs) and (II) $5,000,000;

(xiii) expected cost savings, operating expense reductions, and synergies (in each case, net of continuing associated expenses) projected by the Borrower in good faith to be realized as a result of Permitted Acquisitions, dispositions permitted by the terms and conditions of this Agreement, cost savings initiatives or other similar initiatives within twelve (12) months after such transaction or initiative is consummated, calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies, as applicable, had been realized on the first day of the applicable period and net of the amount of actual benefits received during such applicable period from such transaction or initiative; provided that (A) a duly completed certificate signed by a Financial Officer of the Borrower shall be delivered to the Administrative Agent certifying that such cost savings, operating expense reductions or synergies, as applicable, are reasonably expected and factually supportable in the good faith judgment of the Borrower, together with reasonably detailed evidence in support thereof, (B) no cost savings, operating expense reductions or synergies shall be added to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA (including without limitation, pursuant to clause (xii) above or clause (vii) above), whether through a pro forma adjustment or otherwise, for the applicable period and (C) the aggregate amount of cost savings, operating expense reductions and synergies added back pursuant to this clause (xiii) and clause (xii) above during any Reference Period shall not exceed the greater of (I) 5% of Consolidated EBITDA (prior to giving effect to such add-backs) and (II) $5,000,000;

minus (z) to the extent included in Consolidated Net Income:

(1) interest income;

(2) income tax credits and refunds (to the extent not netted from tax expense);

(3) any cash payments made during such period in respect of items described in clause (v) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred;

(4) unrealized gains due to foreign exchange adjustments; and

(5) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business.

For the purposes of calculating Consolidated EBITDA for any Reference Period, (i) if at any time during such Reference Period, Holdings, the Borrower or any of their Restricted Subsidiaries shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period, Holdings, the Borrower or any of their Restricted Subsidiaries shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of Holdings, the Borrower and any of their Restricted Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Holdings, the Borrower and any of their Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of Holdings, the Borrower and any of their Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than Holdings, the Borrower or a Restricted Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to Holdings or the Borrower or any wholly-owned Restricted Subsidiary of Holdings or the Borrower.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of Holdings, the Borrower and any of their Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Funded Debt” means, as of the date of any determination thereof, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of Holdings, the Borrower and any of their Restricted Subsidiaries of the types described in clauses (a), (b) and (c) and, solely with respect to letters of credit, letters of guaranty and bankers’ acceptances that have been drawn but not yet reimbursed, clauses (d) and (e) of the definition of “Indebtedness”, in each case, determined on a consolidated basis as of such date in accordance with GAAP.

“Consolidated Total Leverage Ratio” has the meaning assigned to such term in Section 6.11(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agent” means each of Wells Fargo Bank, National Association, SunTrust Bank and KeyBank National Association in their capacity as co-syndication agent for the credit facility evidenced by this Agreement.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in writing and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified in writing and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disqualified Competitor” means (a) entities that are reasonably determined by the Borrower to be competitors of Holdings, the Borrower or any of their Restricted Subsidiaries and which are specifically identified by the Borrower to the Administrative Agent in writing prior to the Effective Date and (b) in the case of the foregoing clause (a), any of such entities’ Affiliates to the extent such Affiliates (x)(i) are clearly identifiable as Affiliates of such entities based solely on the similarity of such Affiliates’ names and such entities’ names and (ii) are not bona fide debt investment funds or (y)(i) upon reasonable notice to the Administrative Agent, are identified as Affiliates in writing after the Effective Date in a written supplement to the list of “Disqualified Competitors”, which supplement shall become effective three (3) Business Days after delivery to the Administrative Agent and the Lenders in accordance with Section 9.01, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans and (ii) are not bona fide debt investment funds.  It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Competitors contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), (ii) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Competitor, (iii) the Borrower’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iv) “Disqualified Competitor” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Competitor” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Disregarded Entity” means any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.

“Distribution Transaction” means any transaction pursuant to which (i) a majority of the equity interests of a Qualified Distribution Transferee are distributed (whether by redemption, dividend, share distribution, merger or otherwise) to all the holders of one or more classes or series of the common stock of LIC (“LIC Holders”) or CH Parent (“Parent Holders”), on a pro rata basis with respect to each such class or series, or such equity interests of such Qualified Distribution Transferee are made available to be acquired by LIC Holders or Parent Holders (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to LIC Holders or Parent Holders), on a pro rata basis with respect to each such class or series, whether voluntary or involuntary and (ii) such Qualified Distribution Transferee (x) Guarantees the Secured Obligations pursuant to a guaranty agreement substantially consistent with the CH Parent Guaranty (with such modifications thereto as may be agreed to by the Administrative Agent in its reasonable discretion), (y) delivers to the Administrative Agent a joinder to the Security Agreement (in the form contemplated thereby) pursuant to which such Qualified Distribution Transferee agrees to be bound by the terms and provisions thereof and (z) delivers to the Administrative Agent appropriate corporate resolutions, other corporate documentation and legal opinions in connection therewith, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic DRE” means any Domestic Subsidiary that is a Disregarded Entity if substantially all of its assets consist of the Equity Interests of one or more CFCs or CFC Debt.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent any Issuing Bank and any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or, to the extent related to exposure to Hazardous Materials, health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings or the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Holdings, the Borrower or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Holdings, the Borrower or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of Holdings, the Borrower or any of their respective ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by Holdings, the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon Holdings, the Borrower or any of their respective ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Accounts” has the meaning assigned to such term in the definition of “Excluded Assets”.

“Excluded Assets” means: (i) any real property (including any leasehold interests therein and improvements or fixtures relating thereto), (ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (iii) assets in respect of which pledges and security interests are prohibited by applicable law, rule or regulation or agreements with any governmental authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets, (iv) margin stock, (v) assets subject to certificates of title (including motor vehicles (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles shall be limited to the filing of UCC financing statements), aircraft and aircraft engines), letter of credit rights with a value of less than $1,000,000 (other than to the extent the security interest in such letter of credit right may be perfected by the filing of UCC financing statements) and commercial tort claims with a value of less than $1,000,000, (vi) any lease, license, capital lease obligation or other agreement or any property subject to a purchase money security interest or similar agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease obligation or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (vii) zero balance accounts, payroll accounts, withholding and trust accounts, tax accounts, custodial accounts, escrow and other fiduciary accounts and other accounts with an average monthly balance of less than $500,000 (collectively, “Excluded Accounts”), (viii) equity interests in any entity other than a wholly-owned Restricted Subsidiary, to the extent not permitted by the terms of such entity’s organizational or joint venture documents, (ix) (A) equity interests in any Foreign-Owned Domestic Subsidiary or (B) voting equity interests in any Foreign Subsidiary that is CFC or in any Domestic DRE, in each case, representing in excess of 65% of the voting equity interests in such Foreign Subsidiary or Domestic DRE, as applicable, (x) any assets of an Unrestricted Subsidiary or Excluded Subsidiary and (xi) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; provided that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Subsidiary” means (a) any Foreign-Owned Domestic Subsidiary, (b) any Domestic DRE; (c) any Domestic Subsidiary that is prohibited from guaranteeing the Obligations pursuant to contractual obligations (solely with respect to any Subsidiary acquired after the Effective Date, to the extent such contractual obligation is in existence at the time of acquisition but not entered into in contemplation thereof and, in any such case, other than any contractual obligation in favor of the Borrower or any of its Subsidiaries) or by applicable law or regulation or if such Subsidiary guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained) and (d) any Domestic Subsidiary that is not a Wholly-Owned Subsidiary; provided that such Excluded Subsidiary shall cease to be an Excluded Subsidiary at such time such Subsidiary becomes a Wholly-Owned Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation.  If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any fiscal or regulatory legislation, laws or official practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Final Release Conditions” has the meaning assigned to such term in Section 9.15(c).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of Holdings (or the Borrower prior to the Mergers, as applicable) and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of Holdings, the Borrower and their Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign-Owned Domestic Subsidiary” means any Domestic Subsidiary whose Equity Interests are owned directly or indirectly by a CFC.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Form S-1” means the Form S-1 filed by CH Parent with the SEC on March 31, 2016, including all exhibits attached thereto, as amended pursuant to Form S-1/A filed with the SEC on June 3, 2016, and as may be further amended from time to time in a manner that is not materially adverse to the Lenders (unless such amendment has been approved by the Administrative Agent in its reasonable discretion).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other similar monetary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to applicable Environmental Law.

“Holdings” means (i) prior to the consummation of the Borrower Assumption in accordance with the terms and conditions of Section 4.03, any direct parent of the Borrower that becomes a Guarantor pursuant to the terms a guarantee agreement in form and substance reasonably satisfactory to the Administrative Agent and (ii) following the consummation of the Borrower Assumption in accordance with the terms and conditions of Section 4.03, CH Parent.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Loan Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.20, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Loans” means any term loans made pursuant to Section 2.20(a).

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Capital Lease Obligations of such Person, (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (e) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (f) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (g) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (j) all Guarantees by such Person of Indebtedness of others and (k) all obligations of such Person under Sale and Leaseback Transactions.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, in connection with the purchase by Holdings, the Borrower or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments or contingent payments to which the seller may become entitled; provided, that, at the time of closing, the amount of any such contingent payment is not determinable and, to the extent such contingent payment thereafter becomes fixed and determined, the amount is paid within thirty (30) days thereafter.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information Memorandum” means the Confidential Information Memorandum dated May 2016 relating to the Borrower and the Transactions.

“Interest Coverage Ratio” has the meaning assigned to such term in Section 6.11(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08 in the form attached hereto as Exhibit G-2.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if acceptable to the Administrative Agent and each Lender, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A. and each other Lender designated by the Borrower as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.

“Liberty Promissory Note” Liberty Promissory Note” means that certain Master Promissory Note, dated June 1, 2016, between Commerce Tech and LIC, pursuant to which LIC made a loan to Commerce Tech in the aggregate principal amount of $28,619,937.79.

“Liberty Successor” means any entity that is a successor of LIC, including any entity spun or otherwise separated out of LIC (or any similar successor of any such Liberty Successor) (other than, in each case, a Qualified Distribution Transferee); provided that (a) no “person” or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Holders and all groups in which any Permitted Holder is a member (disregarding for this purpose clause (b) of the definition of such term), is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), directly or indirectly, of more than 50% of the total voting power represented by the issued and outstanding capital stock of such Liberty Successor, (b) such Liberty Successor is not a Sanctioned Person, (c) the transaction or transactions pursuant to which such Liberty Successor shall have become such a successor does not violate any Anti-Corruption Laws or Sanctions applicable to such Liberty Successor or any Sanctions applicable to such Liberty Successor and (d) each of the Administrative Agent and each Lender shall have received all documentation and other information reasonably requested by it in writing that it reasonably determines is required by United States or foreign bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, with respect to such Liberty Successor.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“LIC” has the meaning assigned to such term in the preliminary statements to this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Conditionality Acquisition” means any acquisition by Holdings, the Borrower or any Restricted Subsidiary (a) that is permitted by this Agreement and (b) for which the Borrower has determined, in good faith, that limited conditionality is reasonably necessary or advisable.

“Limited Conditionality Acquisition Agreement” means, with respect to any Limited Conditionality Acquisition, the definitive acquisition agreement, purchase agreement or similar agreement in respect thereof.

“Liquidity” means, as of the date of any determination thereof, the lesser of (a) the aggregate amount of unrestricted and unencumbered cash and Permitted Investments maintained by Holdings, the Borrower and their Restricted Subsidiaries as of such date (provided that not more than $4,000,000 of such cash and Permitted Investments may be attributable to the cash and Permitted Investments of any Restricted Subsidiary that is not a Loan Party that are held in deposit accounts and/or securities accounts outside of the United States) and (b) $20,000,000.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e), any Letter of Credit applications and any agreements between the Borrower and an Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit, the Collateral Documents, the Subsidiary Guaranty, the CH Parent Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices and letter of credit agreements, now or hereafter executed by or on behalf of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, Holdings, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by Holdings, the Borrower or any of their Restricted Subsidiaries in excess of $10,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of Holdings, the Borrower and their Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document or (c) the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to Holdings, the Borrower or any of their Restricted Subsidiaries in excess of $10,000,000.

“Material Domestic Subsidiary” means each Domestic Subsidiary that is not an Excluded Subsidiary or Unrestricted Subsidiary (i) which, as of the most recent fiscal quarter of Holdings (or the Borrower prior to the Mergers, as applicable), for the period of four (4) consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than two and one-half percent (2.5%) of Consolidated EBITDA for such period or (ii) which contributed greater than two and one-half percent (2.5%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Domestic Subsidiaries that are not Material Domestic Subsidiaries (or that are not otherwise Subsidiary Guarantors at such time) exceeds five percent (5%) of Consolidated EBITDA for any such period or five percent (5%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries (other than Excluded Subsidiaries or Unrestricted Subsidiaries) as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.

“Material Foreign Subsidiary” means each Foreign Subsidiary that is not an Unrestricted Subsidiary (i) which, as of the most recent fiscal quarter of Holdings (or the Borrower prior to the mergers, as applicable), for the period of four (4) consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of such date.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and their Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Material Domestic Subsidiary or Material Foreign Subsidiary.

“Maturity Date” means June 28, 2021.

“Mergers” has the meaning assigned to such term in the definition of “Separation.”

“Merger Sub” has the meaning assigned to such term in the preliminary statements to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Loan Party Subsidiary” has the meaning assigned to such term in Section 6.01(c).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of Holdings, the Borrower and their Restricted Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred under any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by Holdings, the Borrower or any Restricted Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect (including giving effect on a pro forma basis) thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as Holdings, the Borrower and the Restricted Subsidiaries or business reasonably related, complementary, incidental or ancillary thereto or reasonable extensions thereof, (c) all actions required to be taken with respect to such acquired or newly formed Restricted Subsidiary under Section 5.09 shall have been taken, (d) in the case of an acquisition, merger or consolidation involving Holdings, the Borrower or a Restricted Subsidiary, Holdings, the Borrower or such Restricted Subsidiary is the surviving entity of such merger and/or consolidation and (e) both immediately prior to and after giving effect (including giving effect on a pro forma basis) to the consummation of such acquisition, the Consolidated Total Leverage Ratio is less than or equal to a ratio equal to (x) the numerator of the maximum Consolidated Total Leverage Ratio permitted under the first sentence of Section 6.11(a) at such time (for the avoidance of doubt, without giving effect to any Acquisition Holiday) minus 0.25 to (y) 1.00, and, if the aggregate consideration paid by Holdings, the Borrower or any Restricted Subsidiary in respect of such acquisition exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information, statements and projections requested by the Administrative Agent.

“Permitted Asset Swap” means any transfer of assets of Holdings, the Borrower or any Restricted Subsidiary to any Person (other than an Affiliate of Holdings, the Borrower or such Restricted Subsidiary) in exchange for assets of such Person if:

(i)            such exchange would qualify, whether in part or in full, as a like kind exchange pursuant to Section 1031 of the Code; provided that, nothing in this definition shall require Holdings, the Borrower or any Restricted Subsidiary to elect that Section 1031 of the Code be applicable to any Permitted Asset Swap;

(ii)           the fair market value of any property or assets received is at least equal to the fair market value of the property or assets so transferred;

(iii)          each such Permitted Asset Swap is effected in connection with an investment permitted by Section 6.04; and

(iv) to the extent applicable, any “boot” or other assets received by Holdings, the Borrower or any Restricted Subsidiary is directly related to, and/or consists of Equity Interests issued by a Person in, a business permitted under Section 6.03(b).

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g)           Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(h)           Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; and

(i)            Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means any one or more of (a) LIC or any Qualified Distribution Transferee, or any wholly owned subsidiary of either Person, (b) a Liberty Successor, (c) John C. Malone, Gregory B. Maffei, Francis Poore or any other executive officer or director of (i) LIC, (ii) the Borrower, (iii) Holdings or (iv) any Qualified Distribution Transferee, (d) each of the respective Affiliated Persons of the Persons referred to in clause (c) and (e) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (a), (b), (c) or (d).  For purposes of this definition, “Person” has the meaning given to it for purposes of Section 13(d) of the Exchange Act or any successor provision.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 360 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any Lender, (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or (iii) any other commercial bank that is approved by the Administrative Agent;

(d)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above at the date of such acquisition;

(e)           money market funds that, as of the date of acquisition, (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)            in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(h)           any other investments permitted by the Borrower’s investment policy as such policy is in effect, and as disclosed to the Administrative Agent, prior to the Effective Date and as such policy may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualified Distribution Transferee” means any direct or indirect subsidiary of LIC or CH Parent that beneficially owns all of LIC’s or CH Parent’s interest in the Borrower and by reason of a Distribution Transaction ceases to be a subsidiary of LIC or CH Parent.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Period” means any period of four (4) consecutive fiscal quarters.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Required Lenders” means, subject to Section 2.21, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Responsible Officer” means the Borrower’s chief executive officer, president, general counsel or other chief legal officer, or any Financial Officer.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means (i) with respect to Holdings, any Subsidiary of Holdings (including the Borrower) and (ii) with respect to the Borrower, any Subsidiary of the Borrower, in each case that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations

Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority with governmental authority over Holdings, the Borrower and their Subsidiaries, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority with governmental authority over Holdings, the Borrower and their Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Parties” means, collectively, (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of Holdings, the Borrower and each Restricted Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by Holdings, the Borrower or any Restricted Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Effective Date, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated or otherwise modified from time to time.

“Separation” means (a) the series of internal transactions as a result of which (i) Commerce Tech will repay all amounts outstanding under the Liberty Promissory Note, (ii) Commerce Tech will pay all accrued and unpaid dividends to the holders of Commerce Tech’s preferred stock, (iii) the holders of Commerce Tech’s preferred stock will convert their shares into the common stock of Commerce Tech and Commerce Tech will pay a dividend to the holders of Commerce Tech’s common stock, (iv) LIC and its wholly-owned subsidiaries will contribute the common stock of Commerce Tech to Merger Sub, (v) Merger Sub will merge with and into Commerce Tech, with Commerce Tech being the surviving entity, (vi) Commerce Tech will merge with and into Commerce LLC, with Commerce LLC being the surviving entity (the mergers described in this clause (v) and clause (vi) above, the “Mergers”), and (vii) following the Mergers, LIC will distribute the shares of the common stock of CH Parent, which will be a Delaware corporation and direct parent of Commerce LLC, to the holders of Liberty Ventures Group’s common stock and certain minority shareholders of Commerce Tech, in each case, in accordance with the Form S-1 and (b) other transactions described in or contemplated by the Form S-1 or the CommerceHub Separation Agreements.

“Series” has the meaning assigned to such term in Section 2.20(b).

“Solvent” means, in reference to any Person and at any date, (i) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business as conducted and contemplated on such date.

“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of Holdings or any of the Restricted Subsidiaries, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement; provided that the definition of “Specified Ancillary Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Specified Equity Contribution” has the meaning assigned to such term in Section 7.02.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings or the Borrower, as the context may imply.

“Subsidiary Guarantor” means (i) each Material Domestic Subsidiary that is a party to the Subsidiary Guaranty and (ii) each other Restricted Subsidiary of Holdings or the Borrower that is a party to the Subsidiary Guaranty, in each case pursuant to the terms and conditions of Section 5.09(a).  The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Subsidiary Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of Holdings, the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Commitment” means $10,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Revolving Credit Exposure” means, at any time, the sum of the outstanding principal amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the Separation and the Borrower Assumption and the payment of fees and expenses in connection with the foregoing and all related transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unrestricted Subsidiary” means (a) any Subsidiary that has been designated by the board of directors of Holdings (or the Borrower prior to the Mergers, as applicable), as an Unrestricted Subsidiary pursuant to Section 6.12 subsequent to the Effective Date (and not subsequently designated as a Restricted Subsidiary in accordance with such Section) and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” means, with respect to any Person, (i) any corporation whose Equity Interests are at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person or (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than in the case of a Foreign Subsidiary with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than Holdings, the Borrower or any of their Subsidiaries under applicable law).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.                                   Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.                                   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.                                   Accounting Terms; GAAP; Pro Forma Calculations.  (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, (i) in no event shall a lease obligation that does not constitute a Capital Lease Obligation under GAAP as in effect on the date hereof be treated as a Capital Lease Obligation for any purpose hereunder and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (I) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Restricted Subsidiary at “fair value”, as defined therein and (II) without giving effect to any treatment of

Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)  All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the Reference Period ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings other than as otherwise expressly set forth in this Agreement) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

SECTION 1.05.                                   Status of Obligations.  The Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01.                                   Commitments.  Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Total Revolving Credit Exposures exceeding the Aggregate Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.                                   Loans and Borrowings.  (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b)                                 Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $100,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.                                   Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate principal amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this

Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.                                   Intentionally Omitted.

SECTION 2.05.                                   Swingline Loans.  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Commitment or (iii) the Total Revolving Credit Exposures exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower at the direction of the Borrower (which may include by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank)) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the

Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)                                 The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a).  From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e)                                  Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(d) above.

SECTION 2.06.                                   Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars as the applicant thereof for the support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.  The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Restricted Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Restricted Subsidiary that is an account party in respect of any such Letter of Credit).

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days or such shorter period of time as the relevant Issuing Bank may agree in a particular instance in its sole discretion) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed $10,000,000, (ii) the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed such Issuing Bank’s Letter of Credit Commitment and (iii) the Total Revolving Credit Exposures shall not exceed the Aggregate Commitment.  The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in the immediately preceding clauses (i) through (iii) shall not be satisfied.

(c)                                  Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the relevant Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may contain customary automatic renewal provisions agreed upon by the Borrower and the relevant Issuing Bank that provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referenced in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, the relevant Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the relevant Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the relevant Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement not later than 12:00 noon, New York City time, on the first Business Day immediately following the day that the Borrower receives notice that such LC Disbursement is made; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the relevant Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct, or unlawful failure to pay under any Letter of Credit after presentation to such Issuing Bank by the beneficiary of a sight draft and certificate(s) strictly complying with the terms of such Letter of Credit, on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The relevant Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of Issuing Bank.  (A) Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(B) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(A) above.

(j)                                    Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or 7.01(i).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)                                 LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(l)                                     Issuing Bank Agreements.  Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iii) on any Business Day on which the Borrower fails to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07.                                   Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05.  Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.                                   Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.                                   Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Total Revolving Credit Exposures would exceed the Aggregate Commitment.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.                                   Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth (5th) Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit H.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form).

SECTION 2.11.                                   Prepayment of Loans.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without penalty or premium (other than break funding payments required by Section 2.16), subject to prior notice in accordance with the provisions of this Section 2.11(a).  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice (promptly followed by telephonic confirmation of such request) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.  If at any time the Total Revolving Credit Exposures exceed the Aggregate Commitment, the Borrower shall immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal amount of the Total Revolving Credit Exposures to be less than or equal to the Aggregate Commitment.

SECTION 2.12.                                   Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate (as specified in the definition of “Applicable Rate”) on the daily average amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the relevant Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum (or such other rate per annum as may be mutually agreed upon between the Borrower and the relevant Issuing Bank) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.                                   Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or the NYFRB Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.                                   Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall, at the election of the Borrower, either (x) be repaid on the last day of the then current Interest Period applicable thereto or (y) converted to an ABR Borrowing in accordance with Section 2.8 and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.                                   Increased Costs.  (a) If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)                                  impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)                               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent, such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant).

(b)                                 If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered as reasonably determined by the Administrative Agent, such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant).

(c)                                  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.                                   Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of anticipated profits).  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.                                   Taxes.  (a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Status of Lenders.  (i)                             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                                     Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes each Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18.                                   Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603, except payments to be made directly to any Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)                                 Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower.  Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)                                  At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.

(d)                                 If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)                                  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the relevant Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19.                                   Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the

Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20.                                   Incremental Facilities.

(a)                                 The Borrower may on one or more occasions, by written notice to the Administrative Agent, request (i) during the Availability Period, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Loan Commitments.  Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Revolving Commitments or the Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (B) the amount of the Incremental Revolving Commitments or Incremental Term Loan Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Loan Commitment, (y) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, the Issuing Banks and the Swingline Lender and (z) none of the Persons described in the foregoing clauses (x) and (y) may be an Ineligible Institution).  Notwithstanding anything herein to the contrary, the aggregate amount of all Incremental Revolving Commitments and Incremental Term Loan Commitments established pursuant to this Section 2.20 shall not exceed $50,000,000 and shall be in minimum increments of $10,000,000 (or such other lower amount as may be agreed to by the Administrative Agent).

(b)                                 The terms and conditions of any Incremental Revolving Commitment and Revolving Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Revolving Loans and other extensions of credit made thereunder (other than with respect to customary arrangement, upfront and similar fees), and shall be treated as a single Class with such Revolving Commitments and Revolving Loans.  The Incremental Term Loans (i) shall not mature earlier than the Maturity Date (but may have amortization and/or customary prepayments prior to such date), (ii) shall not contain covenants or events of default applicable to such Incremental Term Loans that are more onerous or more restrictive in any material respect (taken as a whole), as determined in good faith by the board of directors of Holdings (or the Borrower prior to the Mergers, as applicable), than the covenants applicable to the Revolving Loans and (iii) shall have the same Guarantees as, and shall rank pari passu or junior to the Liens on the Collateral and in right of payment with, the Revolving Loans (and in the case of this clause (iii), to the extent that the related Incremental Facility Agreement provides for such Incremental Term Loans to rank junior, such Incremental Term Loans shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent); provided that (x) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants applicable only during periods after the Maturity Date and (y) the Incremental Term Loans may be priced differently (whether in the form of interest rate margin, upfront fees, original issue discount, call protection or otherwise) than the Revolving Loans.  Any Incremental Term Loan Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Loan Commitments and Incremental Term Loans for all purposes of this Agreement.

(c)                                  The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that (other than with respect to the incurrence of Incremental Term Loans the proceeds of which shall be used to consummate an acquisition permitted by this Agreement for which the Borrower has determined, in good faith, that limited conditionality is reasonably necessary (any such acquisition, a “Limited Conditionality Acquisition”) as to which conditions (i) through (iii) below shall not apply) no Incremental Commitments shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect (including pro forma effect) to such Incremental Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date, (ii) the representations and warranties set forth in Article III shall be true and correct in all material respects prior to, and immediately after giving effect to, such Incremental Commitments, except to the extent any such representations or warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such specified earlier date (provided that no materiality qualifier set forth in this subclause (ii) shall be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), (iii) after giving effect to such Incremental Commitments and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof (and (A) assuming, in the case of any Incremental Revolving Commitments to be made on the date of effectiveness thereof, that such Incremental Revolving Commitments are fully drawn, (B) after giving effect to any permitted pro forma adjustment events and any permitted repayment of Indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the effectiveness of such Incremental Commitments and (C) excluding the proceeds of any such Incremental Commitments for purposes of determining Liquidity in the calculation of the Consolidated Total Leverage Ratio), the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.11 (after giving effect to any then applicable Acquisition Holiday), (iv) the Borrower shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section, and (v) the other conditions, if any, set forth in the applicable Incremental Facility Agreement are satisfied; provided further that no Incremental Term Loans in respect of a Limited Conditionality Acquisition shall become effective unless (1) as of the date of execution of the definitive acquisition documentation in respect of such Limited Conditionality Acquisition (the “Limited Conditionality Acquisition Agreement”) by the parties thereto, no Event of Default shall have occurred and be continuing or would result from entry into the Limited Conditionality Acquisition Agreement, (2) as of the date of the borrowing of such Incremental Term Loans, no Event of Default under clauses (a), (b), (h) or (i) of Section 7.01 is in existence immediately before or after giving effect (including on a pro forma basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (3) the representations and warranties set forth in Article III shall be true and correct in all material respects as of the date of execution of the applicable Limited Conditionality Acquisition Agreement by the parties thereto, except to the extent any such representations or warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such specified earlier date (provided that no materiality qualifier set forth in this subclause (3) shall be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), (4) as of the date of the borrowing of such Incremental Term Loans, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Incremental Lenders providing such Incremental Term Loans) shall be true and correct in all material respects immediately before and after giving effect to the incurrence of such Incremental Term Loans, except to the extent any such representations or warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such specified earlier date (provided that no materiality qualifier set forth in this subclause (4) shall be applicable to any representations and warranties that are already qualified by materiality or Material Adverse Effect) and (5) as of the date of execution of the related Limited Conditionality Acquisition Agreement by the parties thereto, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.11.  Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section and no consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20.  On the effective date of any increase in the Commitments, (i) each relevant Incremental Revolving Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.  Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.

(a)                                 Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the total Revolving Commitments shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment.”  For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Credit Exposure of the Incremental Revolving Lender holding such Revolving Commitment, and the Applicable Percentage of all the Lenders, shall automatically be adjusted to give effect thereto.

(b)                                 On the date of effectiveness of any Incremental Revolving Commitments, each Lender with a Revolving Commitment (immediately prior to giving effect to such Incremental Revolving Commitments) shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each such Lender, at the principal amount thereof (together with accrued interest), such interests in the Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans and participations in Letters of Credit will be held by all the Lenders with Revolving Commitments ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.

(c)                                  Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Loan Commitment of any Series shall make a loan to the Borrower in an amount equal to such Incremental Term Loan Commitment on the date specified in such Incremental Facility Agreement.

(d)                                 The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in paragraph (a) above and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Lenders after giving effect thereto and of the assignments required to be made pursuant to paragraph (e) above.

SECTION 2.21.                                   Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)                                 the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)                                  if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of each Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                              if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees otherwise payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the relevant Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)                                 so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the relevant Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the relevant Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

The rights and remedies against a Defaulting Lender under this Agreement are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default.  In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, whereupon such Lender will cease to be a Defaulting Lender and will be a non-Defaulting Lender and any applicable cash collateral shall be promptly returned to the Borrower and any LC

Exposure and Swingline Exposure of such Lender reallocated pursuant to the requirements above shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that:

SECTION 3.01.                                   Organization; Powers; Subsidiaries.  Each of Holdings, the Borrower, its Material Subsidiaries and the other Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  Schedule 3.01 hereto (as supplemented from time to time) identifies each Restricted Subsidiary, noting whether such Restricted Subsidiary is a Material Domestic Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Holdings, the Borrower and the other Restricted Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Restricted Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by Holdings, the Borrower or another Restricted Subsidiary are owned, beneficially and of record, by Holdings, the Borrower or any Restricted Subsidiary free and clear of all Liens, other than Liens created under the Loan Documents and Liens permitted under Section 6.02.

SECTION 3.02.                                   Authorization; Enforceability.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable against the Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.                                   Governmental Approvals; No Conflicts.  (a) The Transactions do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect, and except for any filings, registrations, endorsements, notarizations, stampings and/or notifications necessary to perfect Liens created pursuant to the Loan Documents and (b) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby (i) will not violate in any material respect any applicable material law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any Material Subsidiary or any material order of any Governmental Authority binding upon any Loan Party or any of the Material Subsidiaries or its assets, (ii)

will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Material Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Material Subsidiary, except, in the case of this clause (ii), for any such violations, defaults or rights that would not reasonably be expected to result in a Material Adverse Effect, and (iii) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Material Subsidiary, other than Liens created under the Loan Documents.

SECTION 3.04.                                   Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2015 reported on by KPMG LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)                                 Since December 31, 2015, there has been no material adverse change in the business, operations, property or financial condition of Holdings, the Borrower and their Restricted Subsidiaries, taken as a whole.

SECTION 3.05.                                   Properties.  (a) Except for Liens permitted pursuant to Section 6.02, each of Holdings, the Borrower and the Restricted Subsidiaries has good title to, or (to the knowledge of the Borrower) valid leasehold interests in, all its real and personal property (other than intellectual property, which is subject to Section 3.05(b)) material to its business, except as would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Each of Holdings, the Borrower and their Restricted Subsidiaries owns, or possess the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and such Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.                                   Litigation and Environmental.  (a) There are no actions, suits or proceedings (including labor matters) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against Holdings, the Borrower or any of their Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or, in a materially adverse manner, the Transactions.

(b)                                 Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.                                   Investment Company Status.  Neither Holdings, the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.08.                                   Taxes.  Each of Holdings, the Borrower and their Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09.                                   ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.                                   Disclosure.  As of the Effective Date, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, it or any of the Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  All written information (including the information set forth in the Information Memorandum) and all information that is formally presented at a general meeting (which may be a telephonic meeting) of the Lenders, other than statements, projections, estimates, forecasts and other forward-looking information and information of a general economic or industry-specific nature furnished by or on behalf of Holdings, the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, when taken as a whole and after giving effect to all supplements and updates thereto, does not (when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (when taken as a whole) in light of the circumstances under which such statements are made; provided that, with respect to forecasts or projections, the Borrower represents only that such information was prepared in good faith based upon information and assumptions believed by the Borrower to be reasonable at the time prepared (it being understood by the Administrative Agent and the Lenders that any such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower or the Restricted Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

SECTION 3.11.                                   Federal Reserve Regulations.  No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.12.                                   Liens.  There are no Liens on any of the real or personal properties of the Borrower or any Restricted Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.13.                                   No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 3.14.                                   Solvency.

(a)                                 Immediately after the consummation of the Transactions to occur on the Effective Date, each Holdings, the Borrower and their Restricted Subsidiaries, taken as a whole, are and will be Solvent.

(b)                                 Holdings and the Borrower do not intend to, nor will they permit any of their Subsidiaries to, and Holdings and the Borrower do not believe that either of them or any of their Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by either of them or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.15.                                   Security Interest in Collateral.  The Collateral Documents create legal, valid and enforceable Liens on all the Collateral described therein in favor of the Administrative Agent, for the benefit of the Secured Parties, to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices required by the applicable provision of the Collateral Documents and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by the Security Agreement), the Liens created by the Collateral Documents shall constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations to the extent perfection can be obtained by filing financing statements or other such filings or taking possession or control, enforceable against the applicable Loan Party and all third parties, in each case subject to no Liens other than the Liens permitted hereunder.

SECTION 3.16.                                   Anti-Corruption Laws and Sanctions.  The Borrower has implemented (or, to the extent the Loan Parties are in the process of implementing such policies and procedures as of the Effective Date, such implementation process is reasonably satisfactory to the Administrative Agent) and, once so implemented, maintains in effect policies and procedures designed to ensure compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, its employees and agents while acting in capacity on behalf of the Borrower, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) Holdings, the Borrower, any Subsidiary or to the knowledge of Holdings, the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of Holdings, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate any Anti-Corruption Law or applicable Sanctions.  The Borrower will implement (or, to the extent the Loan Parties are in the process of implementing such policies and procedures as of the Effective Date, such implementation process is reasonably satisfactory to the Administrative Agent) and, once so implemented, maintain and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 3.17.                                   EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01.                                   Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents (other than Part F thereof in respect of the Borrower Assumption) attached as Exhibit E.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Baker Botts L.L.P., counsel for the Loan Parties, and covering such other matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Administrative Agent shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Loan Documents and the transactions contemplated thereby and any other legal matters relating to such Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents (other than Part F thereof in respect of the Borrower Assumption) attached as Exhibit E.

(d)                                 The Administrative Agent shall have received evidence satisfactory to it that any credit facility currently in effect for the Borrower shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans) and any and all liens thereunder shall have been terminated.

(e)                                  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one (1) Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.                                   Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a conversion or continuation of any Loans), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of Holdings and the Borrower set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations or warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such specified earlier date (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects).

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03.                                   Borrower Assumption.  Substantially concurrently with the effectiveness of the Mergers, the Borrower shall ensure that each of the following conditions shall be satisfied (or waived in accordance with Section 9.02) in connection with the Borrower Assumption:

(a)                                 The Administrative Agent (or its counsel) shall have received (1) an executed copy of a reaffirmation agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which the Assuming Borrower shall have ratified and reaffirmed, in its capacity as the Borrower hereunder, (i) all of its payment and performance obligations, contingent or otherwise, if any, under each of the Loan Documents to which Commerce Tech, in its capacity as the initial Borrower, was a party and (ii) the Liens on its properties created pursuant to the Loan Documents and securing the Secured Obligations and (2) an executed copy of a joinder to this Agreement, in form an substance reasonably acceptable to the Administrative Agent, executed by CH Parent;

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Borrower Assumption Effective Date) of Baker Botts L.L.P., counsel for the Assuming Borrower and CH Parent, substantially consistent with the opinion delivered on the Effective Date, and covering such other matters relating to the Assuming Borrower, CH Parent, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.

(c)                                  The Administrative Agent shall have received such customary documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Assuming Borrower and CH Parent, the authorization of the Transactions and any other legal matters relating to the Assuming Borrower and CH Parent, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in Part F of the list of closing documents attached as Exhibit E.

(d)                                 The Administrative Agent shall have received a certificate, dated the Borrower Assumption Effective Date and signed by the President, a Vice President or a Financial Officer of the Assuming Borrower, certifying (i) that the representations and warranties contained in this Agreement are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of such date, except to the extent any such representations or warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such specified earlier date (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) and (ii) that no Default or Event of Default has occurred and is continuing as of such date.

(e)                                  The Administrative Agent shall have received all customary documentation and other information required by bank regulatory authorities under applicable “know your customer”

and anti-money laundering rules and regulations, including the USA PATRIOT Act, for CH Parent and the Assuming Borrower, as is reasonably requested at least two (2) Business Days prior to the Separation .

The Administrative Agent shall notify the Assuming Borrower and the Lenders of the satisfaction of each of the conditions set forth in this Section 4.03, and such notice shall be conclusive and binding.

Notwithstanding anything to the contrary herein or in any other Loan Document, CH Parent shall not have any obligation under this Agreement or any other Loan Document unless and until it becomes a party to this Agreement and the other Loan Documents to which it will become a party in accordance with this Section 4.03.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.                                   Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent (for distribution to the Lenders):

(a)                                 within ninety-five (95) days after the end of each fiscal year of Holdings (or the Borrower prior to the Mergers, as applicable), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings (or the Borrower prior to the Separation, as applicable) and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or the Borrower prior to the Mergers, as applicable), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings or the Borrower, as applicable, and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  not later than the date that is five (5) Business Days after any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings (or the Borrower prior to the Mergers, as applicable) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) listing each Subsidiary which has changed status from or to a Restricted Subsidiary, Unrestricted Subsidiary or Subsidiary Guarantor and identifying such Subsidiary as such as of the date of such certificate;

(d)                                 within sixty (60) days after the end of each fiscal year of Holdings (or the Borrower prior to the Mergers, as applicable), a copy of an annual budget of Holdings (or the Borrower prior to the Mergers, as applicable), for the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent;

(e)                                  concurrently with any delivery of financial statements under paragraph (a) or (b) above, if there are any Unrestricted Subsidiaries at the time, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements, all certified by one of the Financial Officers of Holdings or the Borrower, as applicable, as presenting fairly in all material respects the financial condition and results of operations of Holdings (or the Borrower prior to the Mergers, as applicable) and its consolidated Subsidiaries on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

(f)                                   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a) and (b) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 5.01 to the Administrative Agent.

SECTION 5.02.                                   Notices of Material Events.  The Borrower will furnish to the Administrative Agent (for distribution to the Lenders) prompt (and in any event within two (2) Business Days) written notice of the following after a Responsible Officer obtains actual knowledge thereof:

(a)                                 the occurrence of any Default (except to the extent that the Administrative Agent has furnished to the Borrower written notice thereof);

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Restricted Subsidiary thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d)                                 any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.                                   Existence; Conduct of Business.  Each of Holdings and the Borrower will, and will cause each other Loan Party and each of the Material Subsidiaries to, do or cause to be done (a) all things necessary to preserve, renew and keep in full force and effect its legal existence and (b) take, or cause to be taken, all reasonable actions to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of the business of Holdings, the Borrower and the Restricted Subsidiaries taken as a whole, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in the case of this clause (b), to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that, the foregoing shall not prohibit any merger, consolidation, disposition, liquidation or, dissolution or other transaction permitted under Section 6.03.

SECTION 5.04.                                   Payment of Obligations.  Each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.                                   Maintenance of Properties; Insurance.  Each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted and except (i) as otherwise permitted by Section 6.03 or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, in all material respects, with carriers reasonably believed by the Borrower to be financially sound and reputable or through reasonable and adequate self-insurance (i) insurance in such amounts and against such risks and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents.  The Borrower will furnish to the Administrative Agent, upon any reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  The Borrower shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies of the Loan Parties naming the Administrative Agent an additional insured.  In the event Holdings, the Borrower or any of their Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part then due and payable relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent reasonably deems advisable, it being agreed that the Administrative Agent shall reasonably promptly notify the Borrower of any such action.  All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.  The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06.                                   Books and Records; Inspection Rights.  Each of Holdings and the Borrower will, and will cause each of the Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with applicable law are made of all material financial dealings and transactions in relation to its business and activities and, subject to Section 5.01(b), in form permitting financial statements conforming with GAAP to be derived therefrom.  Each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, at reasonable times upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records, including extracts of existing Phase I or Phase II environmental assessment reports, and to discuss its affairs, finances and condition with its Financial Officers; provided that Holdings, the Borrower or such Restricted Subsidiary is afforded the opportunity to participate in such discussion, its independent accountants, all at such reasonable times and as often as reasonably requested; provided, further, that, so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Administrative Agent or any of its representatives for fees, costs and expenses in connection with the Administrative Agent’s exercise of such rights set forth in this sentence more than one time in any calendar year.  The Borrower acknowledges that, subject to Section 9.12, the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the assets of Holdings, the Borrower and their Restricted Subsidiaries for internal use by the Administrative Agent and the Lenders.  Notwithstanding anything to the contrary in this Section 5.06, neither Holdings, the Borrower nor any of their Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law, fiduciary duty or any agreement binding on Holdings, the Borrower or any of their Restricted Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

SECTION 5.07.                                   Compliance with Laws and Material Contractual Obligations.  Each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform its obligations under material agreements to which it is a party, in the case of each of the foregoing clauses (i) and (ii), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Holdings or the Borrower will implement (or, to the extent the Loan Parties are in the process of implementing such policies and procedures as of the Effective Date, such implementation process is reasonably satisfactory to the Administrative Agent) and, once so implemented, maintain and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, their Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.                                   Use of Proceeds.  The proceeds of the Loans will be used only for working capital needs and general corporate purposes of Holdings, the Borrower and their Restricted Subsidiaries (including, without limitation, Permitted Acquisitions and investments permitted by the terms and conditions of this Agreement, Restricted Payments and payment of costs and expenses in respect of the Transactions).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  The Borrower will not request any Borrowing or Letter of Credit, and the

Borrower shall not use, and shall procure that Holdings and its Restricted Subsidiaries and its or their respective directors, officers, employees and agents acting on their behalf shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09.                                   Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a)                                 As promptly as possible but in any event within sixty (60) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Restricted Subsidiary or any Restricted Subsidiary qualifies independently as, or is designated by the Borrower or the Administrative Agent as, a Material Domestic Subsidiary pursuant to the definition of “Material Domestic Subsidiary”, the Borrower shall provide the Administrative Agent with written notice thereof and shall cause each such Restricted Subsidiary which also qualifies as a Material Domestic Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty and the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Restricted Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty and the Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  At any time, at its own election, the Borrower may cause any Restricted Subsidiary of Holdings or the Borrower not otherwise required to become a Subsidiary Guarantor pursuant to the terms of this Agreement to become a Subsidiary Guarantor by delivering to the Administrative Agent a joinder to the Subsidiary Guaranty and the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Restricted Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty and the Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)                                 The Borrower will cause, and will cause each other Loan Party to cause, all of its owned property (whether real, personal, tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02.  Without limiting the generality of the foregoing, the Borrower will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Borrower or any other Loan Party (other than Excluded Assets) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request.

(c)                                  Without limiting the foregoing, each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower.

(d)                                 If any assets are acquired by a Loan Party after the Effective Date (other than (i) Excluded Assets or (ii) assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Borrower.

(e)                                  Notwithstanding anything to the contrary in the immediately foregoing clauses (a) through (d), (1) in no event shall notices be required to be sent to account debtors or other contractual third-parties except following the occurrence and during the continuance of an Event of Default, (2) in no event shall perfection of security interests be required in assets located in, or under the laws of, jurisdictions located outside of the United States and (3) springing account control agreements shall only be required, if requested by the Administrative Agent, for material deposit and securities accounts, other than any Excluded Account.

(f)                                   Within thirty (30) days following the Effective Date (or such later date as the Administrative Agent agrees to in its sole discretion), the Borrower shall deliver to the Administrative Agent certificates of insurance listing the Administrative Agent as (x) lender loss payee for the property casualty insurance policies of the Borrower and the Subsidiary Guarantors, together with long-form lender loss payable endorsements, as appropriate and (y) additional insured with respect to the liability insurance of the Borrower and the Subsidiary Guarantors, together with additional insured endorsements.  Notwithstanding anything to the contrary herein or in any Loan Documents, such certificates of insurance and endorsements shall not be required to be delivered until the date that is thirty (30) days following the Effective Date (or such later date as the Administrative Agent agrees to in its sole discretion).

SECTION 5.10.                                   Borrower Replacement Covenant.  The Borrower shall ensure that substantially concurrently with the effectiveness of the Separation, each of the conditions set forth in Section 4.03 shall be satisfied.

Notwithstanding anything to the contrary contained in this Article V, nothing in this Article V shall prohibit the consummation of any one or more individual transactions entered into in connection with the Separation in accordance with and subject to compliance with each of the conditions set forth in the definition of “Separation.”

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, Holdings and the Borrower covenant and agree with the Lenders that:

SECTION 6.01.                                   Indebtedness.  Each of Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 the Secured Obligations;

(b)                                 Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, refinancings, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(c)                                  (i) Indebtedness of any Loan Party to any other Loan Party, (ii) Indebtedness of any Restricted Subsidiary that is not a Loan Party (a “Non-Loan Party Subsidiary”) to any other Non-Loan Party Subsidiary, (iii) Indebtedness of Holdings or the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to Holdings or the Borrower or any other Restricted Subsidiary; provided that Indebtedness of any Non-Loan Party Subsidiary to any Loan Party shall be subject to the limitations set forth in Section 6.04(d);

(d)                                 Guarantees by Holdings or the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of Holdings or the Borrower or any other Restricted Subsidiary;

(e)                                  (i) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, refinancings, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such acquisition, construction, repair, replacement or improvement and (ii) Attributable Indebtedness arising out of Sale and Leaseback Transactions permitted by Section 6.10; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of (x) $10,000,000 and (y) 5% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), in each case at the time any such Indebtedness is incurred;

(f)                                   Indebtedness of Holdings, the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business;

(g)                                  Indebtedness of Holdings, the Borrower or any Restricted Subsidiary in respect of Swap Agreements permitted by Section 6.05;

(h)                                 Indebtedness of any Person that is acquired as a Restricted Subsidiary pursuant to a Permitted Acquisition after the Effective Date; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;

(i)                                     obligations in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance obligations, in each case incurred in the ordinary course of business;

(j)                                    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guarantees and similar obligations, in each case provided in the ordinary course of business;

(k)                                 Indebtedness in respect of netting services, automatic clearinghouse arrangements, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that, such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(l)                                     Indebtedness representing deferred compensation to employees of Holdings and its Subsidiaries incurred in the ordinary course of business;

(m)                             Indebtedness to current and former officers, directors, managers, consultants and employees, and their respective estates, spouses or former spouses, to finance the purchase or redemption of Equity Interests of Holdings or the Borrower permitted by Section 6.07;

(n)                                 Indebtedness arising from agreements of Holdings, the Borrower or any of their Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests in a Restricted Subsidiary;

(o)                                 Indebtedness consisting of obligations under deferred compensation, purchase price, earn outs, escrows or other similar arrangements incurred by, or guarantees or letters of credit, surety bonds or performance bonds securing the performance of, such Person in connection with any Permitted Acquisitions or any other acquisitions permitted hereunder;

(p)                                 Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(q)                                 Guarantees in the ordinary course of business in respect of obligations to suppliers, customers, franchises, lessors and licensees;

(r)                                    Indebtedness incurred under the Liberty Promissory Note;

(s)                                   Indebtedness of any Non-Loan Party Subsidiary in an aggregate outstanding principal amount not to exceed the greater of (x) $15,000,000 and (y) 7.5% of Consolidated Total

Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), in each case at the time any such Indebtedness is incurred;

(t)                                    Indebtedness of Holdings, the Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of (x) $30,000,000 and (y) 17.5% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), in each case at the time any such Indebtedness is incurred; and

(u)                                 unsecured Indebtedness of any Loan Party (including unsecured Subordinated Indebtedness to the extent subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent), to the extent not otherwise permitted under this Section 6.01, and extensions, refinancings, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus reasonable fees, expenses and any premium incurred in connection with the renewal, extension, refinancing or refunding of such Indebtedness); provided that (a) both immediately prior to and after giving effect (including pro forma effect) to the incurrence of such Indebtedness, no Default or Event of Default shall exist or would result therefrom, (b) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is ninety-one (91) days after the Maturity Date (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of a change of control or asset sale provision shall not violate the foregoing restriction), (c) such Indebtedness is not guaranteed by any Restricted Subsidiary of Holdings or the Borrower other than the Subsidiary Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness), (d) the covenants applicable to such Indebtedness are not more onerous or more restrictive in any material respect (taken as a whole), as determined in good faith by the board of directors of Holdings or the Borrower, as applicable, than the applicable covenants set forth in this Agreement and (e) both immediately prior to and after giving effect (including giving effect on a pro forma basis) to the incurrence of such Indebtedness, the Consolidated Total Leverage Ratio is less than or equal to a ratio equal to (x) the numerator of the maximum Consolidated Total Leverage Ratio permitted under the first sentence of Section 6.11(a) at such time (for the avoidance of doubt, without giving effect to any Acquisition Holiday) minus 0.25 to (y) 1.00.

The accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purpose of this Section 6.01.

SECTION 6.02.                                   Liens.  Each of Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                 Liens created pursuant to any Loan Document;

(b)                                 Permitted Encumbrances;

(c)                                  any Lien on any property or asset of Holdings, the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of Holdings, the Borrower or any of its Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)                                 any Lien existing on any property or asset prior to the acquisition thereof by Holdings, the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Holdings, the Borrower or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)                                  Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by Holdings, the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of Holdings, the Borrower or any Restricted Subsidiary;

(f)                                   Liens imposed by law for Taxes, assessments and other governmental charges that are not yet due or are being contested in good faith;

(g)                                  deposits to secure performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business;

(h)                                 Liens securing Indebtedness permitted under Section 6.01(h); provided that (i) such Lien exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) such Lien shall not apply to any other property or assets of Holdings, the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures at the time such Person becomes a Restricted Subsidiary;

(i)                                     Liens on property of any Non-Loan Party Subsidiary, which Liens secure Indebtedness of the applicable Non-Loan Party Subsidiary permitted under Section 6.01(i);

(j)                                    Liens securing insurance premium financing permitted under Section 6.01(p) under customary terms and conditions; provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(k)                                 Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an investment permitted hereunder;

(l)                                     Liens on Equity Interests of Unrestricted Subsidiaries;

(m)                             licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided that the same do not in any material respect interfere with the business of Holdings, the Borrower and their Restricted Subsidiaries taken as a whole;

(n)                                 Liens in respect of licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of intellectual property in the ordinary course of business;

(o)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

(p)                                 the filing of Uniform Commercial Code (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q)                                 Liens of bailees on specific assets subject to customary bailment arrangements in the ordinary course of business;

(r)                                    Liens disclosed as exceptions to coverage in the final title policies and endorsements issued to Administrative Agent with respect to any real property; and

(s)                                   Liens on assets of Holdings, the Borrower and their Restricted Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed the greater of (x) $10,000,000 and (y) 5% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), in each case at the time any such Indebtedness is incurred.

SECTION 6.03.                                   Fundamental Changes and Asset Sales.  (a) Each of Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i)                                     any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii)                                  the Mergers shall be permitted;

(iii)                               (A) any Non-Loan Party Subsidiary may merge with any other Non-Loan Party Subsidiary, and (B) any Restricted Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity);

(iv)                              any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party;

(v)                                 each of Holdings, the Borrower and their Restricted Subsidiaries may (A) sell or lease equipment, inventory, accounts receivable or other assets in the ordinary course of business, (B) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (C) dispose of damaged, obsolete, unsuitable or worn out property, or property no longer used or useful in the business of Holdings, the Borrower or their Restricted Subsidiaries in the reasonable opinion of the Borrower (including assets no longer useful in the business of Holdings, the Borrower and their Restricted Subsidiaries that are acquired pursuant to a Permitted Acquisition), (D) license or sublicense intellectual property or other general intangibles and licenses, leases or subleases of other property; provided that, such licensing or sublicensing shall not interfere in any material respect with the Borrower’s continuing use of such intellectual property or other general intangibles and licenses, leases or subleases of other property, (E) issue or sell Equity Interests in an Unrestricted Subsidiary, (F) foreclose on any assets, (G) make any sales, transfers, leases or dispositions having a fair market value not to exceed $3,000,000 in any fiscal year, (H) make any sales, transfers, leases or dispositions between, by or among Non-Loan Party Subsidiaries, (I) make any sales, transfers, leases or dispositions constituting (i) investments permitted under Section 6.04, (ii) Restricted Payments permitted under Section 6.07 and (iii) Sale and Leaseback Transactions permitted under Section 6.10, (I) make dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset, (J) settle or write-off accounts receivables or sell overdue accounts receivable for collection in the ordinary course of business, (K) use, sell, exchange or dispose of money or Permitted Investments in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (L) make dispositions of any Equity Interests in any joint venture entity not constituting a Restricted Subsidiary to the extent required by the applicable joint venture agreement or similar binding arrangements relating thereto and (M) make any other sales, transfers, leases or dispositions of assets (including by way of any Sale and Leaseback Transaction), the book value of which, together with the book value of all other assets of Holdings, the Borrower and their Restricted Subsidiaries previously sold, transferred, leased or disposed of in reliance upon this clause (M) during any fiscal year of the Holdings or the Borrower, as applicable, does not exceed 15% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), in each case at the time any such disposition is made; provided that with respect to any such sale, transfer, lease or disposition made in reliance on this clause (G): (1) Holdings, the Borrower or any Restricted Subsidiary, as the case may be, receives consideration at the time of such sale, transfer, lease or disposition at least equal to the fair market value (as determined in good faith by the Borrower) of the assets and (2) 75% of the consideration received by Holdings, the Borrower or is Restricted Subsidiaries for such assets shall be cash or Permitted Investments (unless such disposition is effected pursuant to a Permitted Asset Swap); and

(vi)                              any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

provided that any such merger or consolidation involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04.

(b)                                 Each of Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related complementary, incidental or ancillary thereto or reasonable extensions thereof.

(c)                                  Each of Holdings and the Borrower will not, nor will it permit any of its Restricted Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.04.                                   Investments, Loans, Advances, Guarantees and Acquisitions.  Each of Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Restricted Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

(a)                                 cash and Permitted Investments;

(b)                                 Permitted Acquisitions;

(c)                                  investments by Holdings, the Borrower and their Restricted Subsidiaries existing on the date hereof in the capital stock of its Restricted Subsidiaries;

(d)                                 investments, loans, advances or capital contributions made by Holdings or the Borrower in or to any of its Restricted Subsidiaries and made by any Restricted Subsidiary in or to Holdings or the Borrower or any other Restricted Subsidiary (provided that not more than an aggregate amount of $5,000,000 in investments, loans or advances or capital contributions may be made and remain outstanding, at any time, by Loan Parties to Restricted Subsidiaries which are not Loan Parties);

(e)                                  Guarantees constituting Indebtedness permitted by Section 6.01;

(f)                                   investment in any Person to the extent such investment exists on the Effective Date and is set forth on Schedule 6.04, and any extension, refinancings, modification or renewal of any such investments, but only to the extent not involving additional advances, contributions or other investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such investment as in effect on the Effective Date);

(g)                                  an acquisition of assets by Holdings, the Borrower or any Restricted Subsidiary for consideration, to the extent such consideration consists of Equity Interests (other than Disqualified Equity Interests) of Holdings, the Borrower or any direct or indirect parent entity thereof;

(h)                                 receivables owing to Holdings, the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as Holdings, the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(i)                                     payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(j)                                    loans or advances to employees made in the ordinary course of business not to exceed $1,000,000 at any time outstanding after the Effective Date;

(k)                                 investments in any Person, to the extent such investment represents the non-cash portion of the consideration received for a disposition of assets permitted pursuant to Section 6.03(a);

(l)                                     investments in any Person to the extent such investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(m)                             investments in the form of Swap Agreements permitted by Section 6.05;

(n)                                 investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances”;

(o)                                 investments comprised of notes payable, stock or other securities issued by account debtors to the Borrower or any Restricted Subsidiary pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business or investments otherwise received in settlement of obligations owed by any financially troubled account debtors or other debtors in connection with such Person’s reorganization or in bankruptcy, insolvency or similar proceedings or in connection with foreclosure on or transfer of title with respect to any secured investment;

(p)                                 extensions of trade credit or the holding of receivables in the ordinary course of business;

(q)                                 the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or such Restricted Subsidiary, in each case to the extent the payment therefore is permitted under Section 6.07;

(r)                                    endorsements for collection or deposit and prepaid expenses made in the ordinary course of business;

(s)                                   transactions (to the extent constituting investments) or promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 6.03;

(t)                                    investments constituting the creation of new Restricted Subsidiaries so long as Holdings, the Borrower or such Restricted Subsidiary complies with Section 5.09 hereof and any investment in such new Restricted Subsidiary is otherwise permitted under this Section 6.04;

(u)                                 Guarantees of leases and other contractual obligations of Holdings, the Borrower or any Restricted Subsidiary (to the extent not constituting Indebtedness) in the ordinary course of business;

(v)                                 transfers of rights with respect to one or more products, technologies or intellection property under development to joint ventures with third parties or to other entities where Holdings, the Borrower or a Restricted Subsidiary retains rights to acquire such joint ventures or other entities or otherwise repurchase such products or technologies;

(w)                               investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to employment arrangements, stock options and stock ownership or other employee benefit plans approved by the board of directors of Holdings or the Borrower, as applicable, or entered into in the ordinary course of business;

(x)                                 investments consisting of purchases and acquisitions of inventory (including content), supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(y)                                 Guarantees of Holdings, the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of Holdings to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other that within the United States;

(z)                                  loans, advances and other investments made by Holdings, the Borrower or any Restricted Subsidiary on or close to the date of the Separation in connection with the Separation;

(aa)                          investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other loan, advance or investment permitted hereunder;

(bb)                          loans or advances to Holdings and any other direct or indirect parent of Holdings in lieu of and not in excess of the amount of (after giving effect to any other loans or advances under this clause (bb)) Restricted Payments permitted to be made to Holdings or such other direct or indirect parent in accordance with Section 6.07;

(cc)                            so long as no Event of Default has occurred and is continuing prior to making such investment, loan or advance or would arise after giving effect (including giving effect on a pro forma basis) thereto, any investment, loan or advance (other than acquisitions) made by Holdings, the Borrower or any Restricted Subsidiary not to exceed the greater of (x) $15,000,000 and (y) 7.5% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), in each case at the time any such investment, loan or advance is made; and

(dd)                          so long as (i) no Default or Event of Default has occurred and is continuing prior to making such investment, loan or advance or would arise after giving effect (including giving effect on a pro forma basis) thereto and (ii) both immediately prior to and after giving effect (including giving effect on a pro forma basis) to the making of such investment, loan or advance, the Consolidated Total Leverage Ratio is less than or equal to a ratio equal to (x) the numerator of the maximum Consolidated Total Leverage Ratio permitted under the first sentence of Section 6.11(a) at such time (for the avoidance of doubt, without giving effect to any Acquisition Holiday) minus 0.25 to (y) 1.00, any other investment, loan or advance (other than acquisitions) made by Holdings, the Borrower or any Restricted Subsidiary.

For purposes of covenant compliance with this Section 6.04, the amount of any investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such investment.

SECTION 6.05.                                   Swap Agreements.  Each of Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Holdings, the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of Holdings, the Borrower or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.06.                                   Transactions with Affiliates.  Each of  Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) in the ordinary course of business at prices and on terms and conditions not less favorable to Holdings, the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by the Borrower);

(b) transactions between or among Holdings, the Borrower and their wholly owned Restricted Subsidiaries not involving any other Affiliate;

(c) any Restricted Payment permitted by Section 6.07;

(d) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership or other employee benefit plans approved by the board of directors of Holdings or the Borrower, as applicable, or entered into in the ordinary course of business;

(e) any investment, loan or advance permitted pursuant to Section 6.04;

(f) the payment of reasonable and customary fees to, and indemnity provided on behalf of, directors of Holdings, the Borrower and their Restricted Subsidiaries who are not employees of Holdings, the Borrower or its Restricted Subsidiaries;

(g) any transaction with Holdings, the Borrower, a Restricted Subsidiary or joint venture or similar entity which would constitute an affiliate transaction solely because Holdings, the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(h) the issuance or sale of any Equity Interests (other than Disqualified Equity Interests) of Holdings or the Borrower to Affiliates of Holdings or the Borrower and the granting of registration and other customary rights in connection therewith;

(i) any agreement as in effect on the Effective Date and listed on Schedule 6.06, as these agreements may be amended, modified, supplemented, extended or renewed from time to time (so long as any amendment, modification, supplement, extension or renewal is not less favorable in any material respect to Holdings, the Borrower or the Restricted Subsidiaries) and the transactions evidenced thereby;

(j) any transaction between Holdings or the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries;

(k) the Separation and the Borrower Assumption; and

(l) the CommerceHub Separation Agreements.

SECTION 6.07.                                   Restricted Payments.  Each of Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Holdings or the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(c) Holdings or the Borrower may make Restricted Payments pursuant to and in accordance with equity, equity-based incentive or stock option plans or any management or employee benefit plans, or any stock subscription or shareholder agreement;

(d) Holdings or the Borrower may repurchase Equity Interests with the proceeds received from the substantially concurrent issue of new Equity Interests (other than, for the avoidance of doubt, an issue to effect a Specified Equity Contribution);

(e) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other convertible securities if such Equity Interests represents a portion of the exercise price thereof;

(f) cash payments in lieu of the issuance of fractional shares in connection with a reverse stock split of the Equity Interests in Holdings or the Borrower or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower; provided that any such cash payment shall not be for the purpose of evading the limitation of this Section 6.07 (as determined in good faith by the board of directors of Holdings or the Borrower, as applicable);

(g) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests in Holdings or the Borrower (other than Disqualified Equity Interests) held by any employee or director of Holdings or the Borrower made in lieu of withholding taxes resulting from the exercise, exchange or conversion of stock options, warrants or other similar rights; provided that no Default has occurred and is continuing or would otherwise result after giving effect (including pro forma effect) thereto;

(h) Holdings, the Borrower or any Restricted Subsidiary may make Restricted Payments to LIC or any of its subsidiaries for taxes due and payable by Holdings Borrower or its subsidiaries in accordance with tax liability allocation and indemnification agreements among Holdings, the Borrower, LIC and/or any of LIC’s subsidiaries, which agreements shall be in form and substance reasonably satisfactory to the Administrative Agent;

(i) Restricted Payments made by Holdings, the Borrower or any Restricted Subsidiary on or about the date of the Separation in order to consummate and complete the Separation;

(j) to the extent constituting a Restricted Payment, Holdings, the Borrower or any of their Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.01, 6.03, 6.04 or 6.05;

(k) so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including giving effect on a pro forma basis) thereto, any other Restricted Payment made by Holdings, the Borrower or any Restricted Subsidiary; provided that the aggregate amount of Restricted Payments made pursuant to this clause (k) shall not exceed $3,000,000 in any fiscal year; and

(l) Holdings, the Borrower and their Restricted Subsidiaries may make any other Restricted Payment so long as (i) no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including giving effect on a pro forma basis) thereto and (ii) both immediately prior to and after giving effect (including giving effect on a pro forma basis) to the making of such Restricted Payment, the Consolidated Total Leverage Ratio is less than or equal to a ratio equal to (x) the numerator of the maximum Consolidated Total Leverage Ratio permitted under the first sentence of Section 6.11(a) at such time (for the avoidance of doubt, without giving effect to any Acquisition Holiday) minus 0.50 to (y) 1.00.

SECTION 6.08.                                   Restrictive Agreements.  Each of Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to Holdings, the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary; provided that:

(i) the foregoing shall not apply to restrictions and conditions imposed by applicable law or by any Loan Document;

(ii) the foregoing shall not apply to agreements listed on Schedule 6.08;

(iii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other agreements entered into in the ordinary course of business by Holdings, the Borrower or any of its Restricted Subsidiaries restricting the assignment, subletting or transfer thereof or other assets subject thereto;

(iv) clause (a) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or other property pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or property that are to be sold and such sale is permitted hereunder;

(v) the foregoing shall not apply to customary provisions in partnership agreements, limited liability company organizational documents and other similar agreements applicable to joint ventures and non-wholly-owned Restricted Subsidiaries (and applicable solely to such joint venture or non-wholly-owned Restricted Subsidiary and the Equity Interests issued thereby) that restrict the transfer of ownership interests in such entities;

(vi) clause (a) of the foregoing shall not apply to any restrictions on cash deposits imposed by agreements entered into in the ordinary course of business by Holdings, the Borrower or any of its Restricted Subsidiaries with suppliers, service providers and landlords;

(vii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(viii) clause (a) of the foregoing shall not apply to any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Equity Interests or Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Holdings or the Borrower (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Holdings or the Borrower) and outstanding on such date;

(ix) the foregoing shall not apply to any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii), (viii) or this clause (ix) of Section 6.08 or contained in any amendments, modifications, restatements, renewals, increases, supplements, refundings or replacements to an agreement referred to in clause (i), (ii), (viii) or this clause (ix) of Section 6.08; provided that the encumbrances and restrictions with respect to Holdings, the Borrower or any of its Restricted Subsidiaries contained in any such refinancing agreement or amendment are no less favorable in any material respect to the Lenders than encumbrances and restrictions with respect to Holdings, the Borrower and such Restricted Subsidiaries contained in such predecessor agreements on the Effective Date or the date any applicable Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable; and

(x) the foregoing shall not apply to (A) any encumbrance or restriction consisting of net worth provisions or restrictions on cash or other deposits in agreements entered into by Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business, (B) any encumbrance or restriction consisting of customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business, (C) customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business, (D) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the assignment or transfer of the lease or the property leased thereunder, (E) any encumbrance or restriction consisting of (x) purchase money Indebtedness for property acquired in the ordinary course of business and (y) Capital Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions of the nature described in this Section 6.08 on the property so acquired, (F) any encumbrance or restriction pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Holdings, the Borrower or any Restricted Subsidiary and (G) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien.

SECTION 6.09.            Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents.  Each of Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents; provided that, so long as no Default or Event of Default has occurred and is continuing prior thereto or would arise after giving effect (including giving effect on a pro forma basis) thereto, Holdings, the Borrower or any Restricted Subsidiary may make any such voluntary prepayment, defeasement (including an in substance defeasement), purchase, redemption, retirement or other acquisition of any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents.  Furthermore, each of Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a)           shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(b)           shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(c)           provides for the payment of additional fees or increases existing fees;

(d)           amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or any Restricted Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to Holdings, the Borrower or such Restricted Subsidiary or which is otherwise materially adverse to the Lenders or, in the case of any such covenant, which places material additional restrictions on Holdings, the Borrower or such Restricted Subsidiary or which requires Holdings, the Borrower or such Restricted Subsidiary to comply with more restrictive financial ratios or which requires Holdings or the Borrower to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(e)           amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Lenders.

SECTION 6.10.            Sale and Leaseback Transactions.  Each of Holdings and the Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless, after giving effect thereto, the aggregate outstanding amount of Attributable Indebtedness does not exceed the amount of Attributable Indebtedness permitted to be incurred pursuant to Section 6.01(e).

SECTION 6.11.            Financial Covenants.

(a)           Maximum Consolidated Total Leverage Ratio.  The Borrower will not permit the ratio (the “Consolidated Total Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after September 30, 2016, of (i) (a) Consolidated Total Funded Debt minus (b) Liquidity to (ii) Consolidated EBITDA for the Reference Period ending with the end of such fiscal quarter, all calculated for Holdings (or the Borrower prior to the Mergers, as applicable) and its Restricted Subsidiaries on a consolidated basis, to be greater than 3.00 to 1.00.  Notwithstanding the foregoing, the Borrower shall be permitted (such permission, the “Acquisition Holiday”) to allow the maximum Consolidated Total Leverage Ratio permitted by this Section 6.11(a) to be increased by 0.50 to 1.00 for a period of four consecutive fiscal quarters in connection with a Permitted Acquisition (a “Specified Acquisition”) occurring during the first of such four fiscal quarters if the aggregate consideration paid or to be paid in respect of such Specified Acquisition (together with the aggregate consideration paid in respect of all prior Permitted Acquisitions (collectively, the “Related Prior Acquisitions”) consummated in the four fiscal quarter period ending with the fiscal quarter in which such Specified Acquisition was consummated) exceeds $20,000,000, so long as the Borrower is in compliance on a pro forma basis with the maximum Consolidated Total Leverage Ratio permitted by this Section 6.11(a) (after giving effect to such 0.50 to 1.00 increase) on the closing date of such Specified Acquisition immediately after giving effect to such Specified Acquisition; provided that (i) the Borrower may not elect to have an Acquisition Holiday commence unless at least one full fiscal quarter has ended following the end of the most recently completed Acquisition Holiday (if any), (ii) the Borrower shall provide notice in writing to the Administrative Agent of such increase and a transaction description of such Specified Acquisition and, to the extent the consideration paid or to be paid in respect of such Specified Acquisition is less than or equal to $20,000,000, any Related Prior Acquisitions (regarding the name of the person or assets being acquired and the approximate purchase price) and (iii) at the end of such period of four consecutive fiscal quarters, the maximum Consolidated Total Leverage Ratio permitted by this Section 6.11(a) shall revert to the maximum Consolidated Total Leverage Ratio otherwise permitted pursuant to the first sentence of this Section 6.11(a) (without giving effect to such increase of 0.50 to 1.00).  For the avoidance of doubt, once any transaction has been so designated as (or as a part of) a Specified Acquisition (or Related Prior Acquisitions), it may not be designated as (or as a part of) any other Specified Acquisition (or Related Prior Acquisitions).

(b)           Minimum Interest Coverage Ratio.  The Borrower will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after September 30, 2016, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the Reference Period ending with the end of such fiscal quarter, all calculated for Holdings (or the Borrower prior to the Separation, as applicable) and its Restricted Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

SECTION 6.12.            Designation of Subsidiaries.  The board of directors of Holdings (or the Borrower prior to the Mergers, as applicable), may, at any time from and after the Effective Date, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Holdings and the Borrower shall be in compliance with the covenants set forth in Section 6.11 on a pro forma basis, (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and (iv) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, such Restricted Subsidiary, together with all other Unrestricted Subsidiaries as of such date of designation, must not have contributed greater than five percent (5%) of Consolidated Total Assets (but, notwithstanding the definition of Consolidated Total Assets, calculated inclusive of all Unrestricted Subsidiaries), as of the most recently ended fiscal quarter of Holdings (or the Borrower prior to the Mergers, as applicable), for which financial statements have been delivered pursuant to Section 5.01(a) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a), the most recent financial statements referred to in Section 3.04(a)).  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an investment by Holdings, the Borrower or the applicable Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value of Holdings’, the Borrower’s or the applicable Restricted Subsidiary’s investment therein.  None of Holdings, the Borrower or any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of an Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any investment by Holdings, the Borrower or the applicable Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Holdings’, the Borrower’s or such Restricted Subsidiary’s investment in such Subsidiary.  Notwithstanding the foregoing, the Borrower shall not be permitted to be an Unrestricted Subsidiary.

ARTICLE VII

Events of Default

SECTION 7.01.            Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the any Loan Party or any Restricted Subsidiary in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document delivered or required to be delivered pursuant to this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08, 5.09 or 5.10, in Article VI or in Article X;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)            any Loan Party or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after any applicable grace period therefor;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after giving effect to the expiration of any applicable grace period, and delivery of any applicable required notice, provided in the applicable agreement or instrument under which such Indebtedness was created, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and

(y) Indebtedness that is convertible into Equity Interests (other than Disqualified Equity Interests) and converts to such Equity Interests in accordance with its terms and such conversion is not prohibited hereunder;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            [Intentionally Omitted];

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not paid, fully bonded or covered by a solvent and unaffiliated insurer that has not denied coverage) shall be rendered against any Loan Party or any Material Subsidiary or any combination thereof and the same shall remain undischarged, unvacated or undismissed for a period of sixty (60) consecutive days during which execution shall not be effectively stayed (by reason of pending appeal or otherwise), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Material Subsidiary to enforce any such judgment and such action shall not have been stayed;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)          a Change in Control shall occur;

(n)           any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Holdings, the Borrower or any Restricted Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(o)           any Collateral Document, after execution thereof, shall for any reason fail to create a valid and perfected  security interest in any material portion of the Collateral purported to be covered thereby, except (i) as permitted by the terms of any Loan Document or (ii) as a result of the gross negligence or willful misconduct of the Administrative Agent so long as not resulting from the breach or non-compliance with any Loan Document by any Loan Party;

then, and in every such event (other than an event with respect to the Borrower described in Section 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments (and the Letter of Credit Commitments), and thereupon the Commitments (and the Letter of Credit Commitments) shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j); and in case of any event with respect to the Borrower described in Section 7.01(h) or 7.01(i), the Commitments (and the Letter of Credit Commitments) shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

SECTION 7.02.            Equity Cure Right.  For purposes of determining compliance with the financial covenants set forth in Section 6.11 (as referred to in this Section 7.02, the “Financial Covenants”), any cash equity contribution (which equity shall be common equity) made to the Borrower, directly or indirectly, by one or more of its direct or indirect equityholders or any other third-party investor after the beginning of the relevant fiscal quarter and on or prior to the day that is eleven (11) Business Days after the date on which a Compliance Certificate is required to be delivered for such fiscal quarter pursuant to Section 5.01(c) will, at the written direction of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (A) no more than one (1) Specified Equity Contribution shall be made during any period of four (4) consecutive fiscal quarters, (B) no more than two (2) Specified Equity Contributions shall be made during the term of this Agreement, (C) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenants, (D) all Specified Equity Contributions shall be disregarded in the calculation of Consolidated EBITDA for all other purposes under this Agreement (including, without limitation, purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to any other covenants contained in this Agreement) and (E) there shall be no pro forma reduction in Indebtedness with the proceeds of a Specified Equity Contributions for purposes of determining compliance with the Financial Covenants for the fiscal quarter in respect of which such Specified Equity Contribution is made and all applicable subsequent periods which include such fiscal quarter.  If, after the making of the Specified Equity Contribution and the recalculations of Consolidated EBITDA pursuant to the preceding paragraph, the Borrower shall then be in compliance with the Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date.

ARTICLE VIII

The Administrative Agent

Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Banks hereby irrevocably designates and appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers and perform such duties as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf.  The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Banks), and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Restricted Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right (with the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing) to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent (with the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing), which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and  has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agent as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents.  Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.  The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto.  Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) promptly execute and deliver to the applicable Loan Parties such documents as such Loan Party may reasonably request or as may be necessary to evidence the release or subordination of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of) all interests retained by Holdings, the Borrower or any Restricted Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral (except to the extent any of the foregoing constitutes Excluded Assets).  Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE IX

Miscellaneous

SECTION 9.01.            Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy to the applicable address, facsimile number or electronic email address, as follows:

(i)            if to the Borrower, to it at 201 Fuller Road, 6th Floor, Albany, New York 12203, Attention of Michael Trimarchi, Chief Accounting Officer (Telephone No.             ); Email address:  As provided under separate cover to the Administrative Agent;

(ii)           if to the Administrative Agent, (A) in the case of Borrowings, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Chicago, Illinois 60603, Attention of April Yebd (Telecopy No.             ; Email address:                     ), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 43rd Floor, New York, New York 10017, Attention of Justin Kelley (Telecopy No.              ) and (B) in the case of a notification of the DQ List, to                     ;

(iii)          if to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Suite IL1-0480, Chicago, Illinois 60603, Middle Market Servicing (Telecopy No.                  ; Email address:                );

(iv)          if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Suite IL1-0480, Chicago, Illinois 60603, Email address:               ); and

(v)                                 if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by giving notice to the other parties hereto.

(d)                                 Electronic Systems.

(i)                                     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)                                  Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System, except with respect to actual or direct damages to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct or gross negligence of any Agent Party; provided that any Communication to any Lenders, prospective Lenders, Participants or prospective Participants or, to the extent such disclosure is otherwise permitted, to any other Person through an Electronic System shall be made subject to the acknowledgement and acceptance by such Person that such Communication is being disseminated or disclosed on a confidential basis (on terms substantially the same as set forth in Section 9.12 or otherwise reasonably acceptable to the Administrative Agent and the Borrower), which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such Communication.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02.                                   Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Except as provided in Section 2.20 with respect to an Incremental Facility Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (provided that (x) any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii) even if the effect of such amendment or modification would be to reduce the rate of interest on any Loan or any LC Disbursement or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrower to pay interest or any other amount at the applicable default rate set forth in Section 2.13(c) or to amend Section 2.13(c)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Facility Agreement, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (vi) (x) release CH Parent from its obligations under the CH Parent Guaranty, (y) release the Borrower from its obligations under Article X or (z) release all or substantially all of the aggregate value of the guaranty obligations of the Subsidiary Guarantors under the Subsidiary Guaranty, in each case, without the written consent of each Lender, or (vii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender).  Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)                                  Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Facility Agreement) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d)                                 The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the satisfaction of the Final Release Conditions, (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to Holdings, the Borrower or any Restricted Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 7.01.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) or (ii) in the event that the Borrower shall have advised the Administrative Agent that, notwithstanding the use by the Borrower of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets.

(e)                                  If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) the outstanding principal amount of its Loans and participations in LC Disbursements and all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f)                                   Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03.                                   Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (limited, in the case of counsel, to the reasonable and documented fees, charges and disbursements of one primary counsel and, to the extent necessary, one local counsel in each applicable jurisdiction for the Administrative Agent) in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein and the preparation, execution and delivery of this Agreement and the other Loan Documents (provided that the Borrower shall not be responsible for any fees and expenses under this clause (i) for any advisors, consultants or other third party service providers engaged by the Administrative Agent unless the Borrower shall have approved the engagement of such advisor, consultant or other third party advisor in writing prior to the engagement of such advisor, consultant or other third party advisor by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (limited, in the case of counsel, to the reasonable and documented fees, charges and disbursements of one primary counsel and, to the extent necessary, one local counsel in each applicable jurisdiction for the Administrative Agent) in connection with the review and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (limited, in the case of counsel, to the reasonable and documented fees, charges and disbursements of one primary counsel and, to the extent necessary, one local counsel in each applicable jurisdiction for the Administrative Agent and, solely in the case of an actual or perceived conflict of interest or the availability of different claims or defenses, one additional counsel or local counsel, as applicable, for all affected Lenders, taken as a whole) in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (limited, in the case of counsel, to the reasonable and documented fees, charges and disbursements of one primary counsel and, to the extent necessary, one local counsel in each applicable jurisdiction for all Indemnitees and, solely in the case of an actual or perceived conflict of interest or the availability of different claims or defenses, one additional counsel or local counsel, as applicable, for all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a material breach by such Indemnitee of its express obligations under the Loan Documents pursuant to a claim made by the Borrower or (B) result from any dispute solely among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its Restricted Subsidiaries or Affiliates) other than claims against any Credit Party in its capacity as, or in fulfilling its role as, the Administrative Agent, an Issuing Bank, the Swingline Lender, a lead arranger, bookrunner, agent or any similar role under or in connection with this Agreement.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d)                                 To the extent permitted by applicable law, the parties shall not assert, and each hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(d) shall limit the Borrower’s indemnification obligations to the extent that such special, indirect, consequential or punitive damages are included in any claim by a third party unaffiliated with any Indemnitee with respect to which the applicable Indemnitee is entitled to indemnification under Section 9.03(b).

(e)                                  All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04.                                   Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) other than as expressly provided pursuant to the Borrower Assumption and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit),  Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                               the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing, any other assignee;

(B)                               the Administrative Agent, unless the assignee is a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                               the Issuing Banks; and

(D)                               the Swingline Lender.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) Holdings, the Borrower, any of its Restricted Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Competitor.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this

Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Disqualified Competitors.

(i)                                     No assignment or participation shall be made to any Person that was a Disqualified Competitor as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Competitor after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Competitors” referred to in, the definition of “Disqualified Competitor”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Competitor. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)                                  If any assignment or participation is made to any Disqualified Competitor without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Competitor after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Competitor and the Administrative Agent, require such Disqualified Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of

(x) the principal amount thereof and (y) the amount that such Disqualified Competitor paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, Disqualified Competitors to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Competitor will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Competitors consented to such matter.

(iv)                              The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Competitors provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)                                 The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Competitors.  Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Competitor.

SECTION 9.05.                                   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (other than contingent indemnification obligations for which no claim has been asserted) or any Letter of Credit is outstanding (unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank) and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.                                   Counterparts; Integration; Effectiveness; Electronic Execution.  This Agreement and the other Loan Documents may be executed in one or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07.                                   Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.                                   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Holdings, the Borrower or any Subsidiary Guarantor against any of and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have under law or contract.

SECTION 9.09.                                   Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                                  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.                                   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.                                   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.                                   Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (and such actual or prospective assignee or Participant shall also be permitted to receive the DQ List) or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Restricted Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower or its Affiliates relating to Holdings, the Borrower, its Restricted Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or its Affiliates and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.                                   USA PATRIOT Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.14.                                   Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control.  Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such

Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.15.                                   Releases of Subsidiary Guarantors.

(a)                                 A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)                                 Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if (i) such Subsidiary Guarantor is no longer a Material Domestic Subsidiary pursuant to the terms of this Agreement or (ii) such Subsidiary Guarantor becomes an Excluded Subsidiary.

(c)                                  At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than Obligations expressly stated to survive such payment and termination and excluding, for the avoidance of doubt, any Secured Obligations or other obligations, in each case not yet due and payable, under any Swap Agreement or any Banking Services Agreement, and indemnification obligations for which no claim has been asserted) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding (or any outstanding Letters of Credit shall have been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank) (the foregoing, collectively, the “Final Release Conditions”), the CH Parent Guaranty, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of Holdings and each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.16.                                   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17.                                   No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that:

(i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18.                                   Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X

Borrower Guarantee

In order to induce the Lenders to extend credit to the Borrower hereunder and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Specified Ancillary Obligations of the Restricted Subsidiaries.  The Borrower further agrees that the due and punctual payment of such Specified Ancillary

Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Specified Ancillary Obligation.

The Borrower waives presentment to, demand of payment from and protest to any Restricted Subsidiary of any of the Specified Ancillary Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Borrower hereunder shall not be affected by (a) the failure of any applicable Lender (or any of its Affiliates) to assert any claim or demand or to enforce any right or remedy against any Restricted Subsidiary under the provisions of any Banking Services Agreement, any Swap Agreement or otherwise; (b) any extension or renewal of any of the Specified Ancillary Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Banking Services Agreement, any Swap Agreement or other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Specified Ancillary Obligations; (e) the failure of any applicable Lender (or any of its Affiliates) to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Specified Ancillary Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Restricted Subsidiary or any other guarantor of any of the Specified Ancillary Obligations; (g) the enforceability or validity of the Specified Ancillary Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Specified Ancillary Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Restricted Subsidiary or any other guarantor of any of the Specified Ancillary Obligations, for any reason related to this Agreement, any other Loan Document, any Banking Services Agreement, any Swap Agreement, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Restricted Subsidiary or any other guarantor of the Specified Ancillary Obligations, of any of the Specified Ancillary Obligations or otherwise affecting any term of any of the Specified Ancillary Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Borrower to subrogation.

The Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Specified Ancillary Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any applicable Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Restricted Subsidiary or any other Person.

The obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Specified Ancillary Obligations, any impossibility in the performance of any of the Specified Ancillary Obligations or otherwise.

The Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Specified Ancillary Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Specified Ancillary Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by any applicable Lender (or any of its Affiliates) upon the insolvency, bankruptcy or reorganization of any Restricted Subsidiary or otherwise

(including pursuant to any settlement entered into by a holder of Specified Ancillary Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which any applicable Lender (or any of its Affiliates) may have at law or in equity against the Borrower by virtue hereof, upon the failure of any Restricted Subsidiary to pay any Specified Ancillary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower hereby promises to and will, upon receipt of written demand by any applicable Lender (or any of its Affiliates), forthwith pay, or cause to be paid, to such applicable Lender (or any of its Affiliates) in cash an amount equal to the unpaid principal amount of such Specified Ancillary Obligations then due, together with accrued and unpaid interest thereon.  The Borrower further agrees that if payment in respect of any Specified Ancillary Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other office, branch, affiliate or correspondent bank of the applicable Lender for such currency and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Specified Ancillary Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any applicable Lender (or any of its Affiliates), disadvantageous to such applicable Lender (or any of its Affiliates) in any material respect, then, at the election of such applicable Lender, the Borrower shall make payment of such Specified Ancillary Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by such applicable Lender (or its Affiliate) and, as a separate and independent obligation, shall indemnify such applicable Lender (and any of its Affiliates) against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment (other than any losses or expenses arising out of the gross negligence or willful misconduct of such Lender, as determined by a final and non-appealable judgment of a court of competent jurisdiction).

Upon payment by the Borrower of any sums as provided above, all rights of the Borrower against any Restricted Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Specified Ancillary Obligations owed by such Restricted Subsidiary to the applicable Lender (or its applicable Affiliates).

The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Subsidiary Guarantor to honor all of its obligations under the Subsidiary Guaranty in respect of Specified Swap Obligations (provided, however, that the Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Nothing shall discharge or satisfy the liability of the Borrower under this Article X except the full performance and payment in cash of the Secured Obligations or satisfaction otherwise of the Final Release Conditions.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

COMMERCE TECHNOLOGIES, INC.,
as the Borrower

By	/s/ Mark Greenquist
Name: Mark Greenquist
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as an Issuing Bank and as Administrative Agent

By	/s/ Justin Kelly
Name: Justin Kelly
Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Syndication Agent

By	/s/ Stephen Carll
Name: Stephen Carll
Title: Managing Director

SUNTRUST BANK, individually as a Lender and as a Co-Syndication Agent

By	/s/ Michael Chanin
Name: Michael Chanin
Title: Vice President

KEYBANK NATIONAL ASSOCIATION, individually as a Lender and as a Co-Syndication Agent

By	/s/ David A. Wild
Name: David A. Wild
Title: Senior Vice President

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Credit Agreement, dated as of June 28, 2016, by and between Commerce Technologies, Inc., Holdings party thereto, Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, Suntrust Bank and Keybank National Association, as Co-Syndication Agents, have not been provided herein:

Schedule 2.01A — Commitments

Schedule 2.01B — Letter of Credit Commitments

Schedule 3.01 — Subsidiaries

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.06 — Existing Transactions with Affiliates

Schedule 6.08 — Existing Restrictive Agreements

Exhibit A — Assignment and Assumption

Exhibit B — Intentionally Omitted

Exhibit C — Intentionally Omitted

Exhibit D — Intentionally Omitted

Exhibit E — List of Closing Documents

Exhibit F-1 — Form of U.S. Tax Compliance Certificate

Exhibit F-2 — Form of U.S. Tax Compliance Certificate

Exhibit F-3 — Form of U.S. Tax Compliance Certificate

Exhibit F-4 — Form of U.S. Tax Compliance Certificate

Exhibit G-1 — Form of Borrowing Request

Exhibit G-2 — Form of Interest Election Request

Exhibit H — [Form of] Note

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.